UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report: December 15, 2004
Date of Earliest Event Reported: December 15, 2004

Commission file number 1-6450

GREAT LAKES CHEMICAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	95-1765035
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9025 NORTH RIVER ROAD, SUITE 400 INDIANAPOLIS, INDIANA 46240
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 317-715-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 7.01               Regulation FD Disclosure

The purpose of this report is to update our October 11, 2004 press release announcing that Great Lakes Chemical Corporation changed its financial reporting segments effective September 30, 2004 to reflect the way the company is organized following the sale of its toxicological services business, WIL Research Laboratories.  A copy of that press release as well as revised segment results by quarter and full year for the years 2003, 2002 and 2001 and for the first half of 2004 have been previously furnished in a report on Form 8-K dated October 14, 2004.  This release revises the results for 2004 and 2003 to include Income (Loss) from Continuing Operations, Income (Loss) from Discontinued Operations, Net Income (Loss) and corresponding earnings per share information.

The schedules attached as Exhibit 99(i) contain non-GAAP financial measures such as adjusted (or “underlying”) income (loss) from continuing operations, diluted earnings per share and operating income (loss).

Management believes that reporting income measures excluding asset impairments, restructuring charges and certain other significant items provides useful insight to investors by more clearly presenting the core operations of Great Lakes Chemical Corporation.  This may help investors evaluate the company’s performance period over period and identify important operating trends that would be otherwise masked by the excluded items.  These measures also permit investors to view the company’s performance using the same information that company management uses to evaluate the performance of the company’s various businesses, including the allocation of available resources.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s financial performance, investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.  This report also contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission, including adjusted operating income (loss).  Included in these schedules is a reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures calculated in accordance with GAAP.

Item 9.01               Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description
99(i)	Quarterly Financial Statements for 2004 and 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	December 15, 2004	By:	/s/	William L. Sherwood
William L. Sherwood
Vice President and
Corporate Controller